WORLD MONITOR TRUST III SERIES G CLASS 1

Unaudited Account Statement

For the Month Ending October 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of October 31, 2007 for World Monitor Trust III Series G Class 1. The net asset value of an interest as of October 31, 2007 was $115.30, an increase of +7.00% from the September 30, 2007 value of $107.75. The calendar year-to-date return for World Monitor Trust III Series G Class 1 was an increase of +15.10% as of October 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$20,728.84
Change in Unrealized Gain/(Loss)	$74,668.83
Gain/(Loss) on Other Investments	$3,799.43
Brokerage Commission	($211.63)

Total Trading Income	$98,985.47
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$345.79
Management Fees	$476.96
Advisory Fees	$2,582.96
Offering Fees	$0.00
Incentive Fees	$14,456.21
Other Expenses	$4,423.08

Total Expenses	$22,285.00
Interest Income	$3,458.81
Net Income(Loss) from the Period	$80,159.28

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$1,144,699.81	$107.75
Addition	$0.00
Withdrawal	$0.00
Net Income/(Loss)	$80,159.28

Month End	$1,224,859.09	$115.30
Monthly Rate of Return	7.00%
Year to Date Rate of Return	15.10%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series G Class 1

WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending October 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of October 31, 2007 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of October 31, 2007 was $106.99, an increase of +4.89% from the September 30, 2007 value of $102.00. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +8.95% as of October 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$1,127,846.57
Change in Unrealized Gain/(Loss)	$3,113,419.03
Gain/(Loss) on Other Investments	$85,822.91
Brokerage Commission	($24,112.70)

Total Trading Income	$4,302,975.81
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$7,152.33
Management Fees	$29,754.39
Advisory Fees	$135,411.10
Offering Fees	$0.00
Incentive Fees	$619,073.67
Other Expenses	$234,357.82

Total Expenses	$1,025,749.31
Interest Income	$215,844.19
Net Income(Loss) from the Period	$3,493,070.69

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$71,410,535.23	$102.00
Addition	$1,010,666.00
Withdrawal	($1,128,850.85)
Net Income/(Loss)	$3,493,070.69

Month End	$74,785,421.08	$106.99
Monthly Rate of Return	4.89%
Year to Date Rate of Return	8.95%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES G CLASS 2

Unaudited Account Statement

For the Month Ending October 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of October 31, 2007 for World Monitor Trust III Series G Class 2. The net asset value of an interest as of October 31, 2007 was $115.45, an increase of +7.17% from the September 30, 2007 value of $107.73. The calendar year-to-date return for World Monitor Trust III Series G Class 2 was an increase of +16.57% as of October 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$15,557.97
Change in Unrealized Gain/(Loss)	$56,042.45
Gain/(Loss) on Other Investments	$2,851.65
Brokerage Commission	($158.83)

Total Trading Income	$74,293.24
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$259.53
Management Fees	$356.28
Advisory Fees	$1,938.63
Offering Fees	$0.00
Incentive Fees	$10,979.23
Other Expenses	$1,878.83

Total Expenses	$15,412.50
Interest Income	$2,426.51
Net Income(Loss) from the Period	$61,307.25

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$855,063.17	$107.73
Addition	$0.00
Withdrawal	$0.00
Net Income/(Loss)	$61,307.25

Month End	$916,370.42	$115.45
Monthly Rate of Return	7.17%
Year to Date Rate of Return	16.57%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series G Class 2

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending October 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of October 31, 2007 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of October 31, 2007 was $106.97, an increase of +4.93% from the September 30, 2007 value of $101.94. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +10.60% as of October 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$86,856.68
Change in Unrealized Gain/(Loss)	$238,307.22
Gain/(Loss) on Other Investments	$6,423.30
Brokerage Commission	($1,876.33)

Total Trading Income	$329,710.87
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$532.87
Management Fees	$2,337.20
Advisory Fees	$10,420.27
Offering Fees	$0.00
Incentive Fees	$47,433.92
Other Expenses	$9,059.93

Total Expenses	$69,784.19
Interest Income	$16,685.15
Net Income(Loss) from the Period	$276,611.83

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$5,609,272.37	$101.94
Addition	$195,000.00
Withdrawal	$0.00
Net Income/(Loss)	$276,611.83

Month End	$6,080,884.20	$106.97
Monthly Rate of Return	4.93%
Year to Date Rate of Return	10.60%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 2